Pricing Supplement No. 008                      Filed pursuant to Rule 424(b)(5)
dated October 18, 2004.                                      File No. 333-112244
(To Prospectus dated September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.

                        HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                           FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                  HARTFORD LIFE GLOBAL FUNDING TRUST 2004-008
                   5.25% CALLABLE NOTES DUE OCTOBER 15, 2019

The description in this pricing supplement of the particular terms of the 5.25% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:      $1,773,000.00     Interest Rate:        5.25%

Price to Public:       100%              Issuance Date:        October 21, 2004

Net Proceeds to Trust: $1,737,540.00     Stated Maturity Date: October 15, 2019

Agent's Discount:      2.00%             Initial Interest
                                         Payment Date:         April 15, 2005

CUSIP Number:  41659FAG9                 Interest Payment
                                         Frequency:            Semi-annually

Day Count Convention: 30/360             Regular Record Dates: 15 days prior to
                                                               an Interest
                                                               Payment Date.

Optional Redemption: Yes [ X ] No [ ]    The Survivor's Option [ X ] is [ ]
                                         is not available
   Optional Redemption Date:                Annual Put Limitation: $1 million
   October 15, 2009 and each Interest                              or 1%
    Payment Date thereafter.                Individual Put Limitation: $250,000
   Initial Redemption Percentage: 100%      Trust Put Limitation: N/A
   Annual Percentage Reduction: N/A
   Redemption may be:
   [ X ] In whole only.                  Authorized Denominations:
   [ ] In whole or in part.              $1,000 integral amounts.

Securities Exchange Listing: None.

Special Tax Considerations: None.      Other Provisions Relating
                                       to the Notes:             None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities



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                 INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement: FA-404008              Interest Rate:        5.25%

Contract Payment:  $1,773,015.00          Effective Date:       October 21, 2004

Deposit Amount:    $1,737,555.00          Stated Maturity Date: October 15, 2019
(if different from Contract Payment)

Day Count Convention: 30/360              Initial Interest
                                          Payment Date:         April 15, 2005

Special Tax Considerations: None.         Interest Payment
                                          Frequency:            Semi-annually

Optional Redemption: Yes [ X ] No [ ]     Survivor Option: Under the Funding
Optional Redemption Date:                   Agreement, Hartford Life Insurance
October 15, 2009 and                        Company [ X ] is [ ] is not required
each Interest Payment Date thereafter.      to provide the Trust with amounts
                                            it needs to honor valid exercises of
                                            the Survivor's Option.
Initial Redemption Percentage: 100%
Annual Percentage Reduction: N/A
Redemption may be: [ X ] In whole only.   Other Provisions Relating to the
                   [   ] In whole or      Funding Agreement:   None.
                         in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of October 21, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                   Standard & Poor's: AA-      Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.



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